UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 10, 2013

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35707	37-1699499
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

On October 10, 2013, Liberty Media Corporation (“Liberty”) issued a press release, attached hereto as Exhibit 99.1 (the “Press Release”), announcing the following events and transactions:

•                  the recent completion of a transaction in which a subsidiary of Comcast Corporation exchanged approximately 6.3 million shares of Liberty’s Series A common stock, par value $.01, for a newly created subsidiary of Liberty which holds Leisure Arts, Inc., approximately $417 million in cash and Liberty’s rights in and to a revenue sharing agreement relating to the carriage of CNBC;

•                  Liberty’s entry into an agreement with Sirius XM Radio Inc. (the “Share Repurchase Agreement”) concerning Sirius’ agreement to repurchase $500 million of its common stock from Liberty as part of Sirius’ share repurchase program (the “Sirius Transaction”), which Sirius has increased by an additional $2 billion; and

•                  Liberty’s proposed private offering of $500 million aggregate principal amount of cash convertible senior notes due 2023.

Additional information regarding these events and transactions can be found in the Press Release, which is incorporated by reference herein. The description of the Sirius Transaction contained in the Press Release is not complete and is qualified in its entirety by reference to the Share Repurchase Agreement, which is attached hereto as Exhibit 99.2 and the terms of which are incorporated by reference herein.

This Current Report on Form 8-K and the Press Release attached hereto as Exhibit 99.1 are being furnished to the SEC under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose. The Share Repurchase Agreement attached hereto as Exhibit 99.2 is being filed with the SEC under Item 9.01 of Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Name

99.1	Press Release issued by Liberty, dated October 10, 2013
99.2	Share Repurchase Agreement, dated October 9, 2013, by and between Liberty and Sirius XM Radio Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2013

LIBERTY MEDIA CORPORATION

	By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Name

99.1	Press Release issued by Liberty, dated October 10, 2013
99.2	Share Repurchase Agreement, dated October 9, 2013, by and between Liberty and Sirius XM Radio Inc.